                                             Registration No. 33-
=========================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                        ________________________

                                FORM S-3

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         _______________________

                   Baltimore Gas and Electric Company
         (Exact Name of Registrant as Specified in its Charter)

                                Maryland
                        (State of Incorporation)

                               52-0280210
                  (I.R.S. Employer Identification No.)

                      C. W. Shivery, Vice President
           39 W. Lexington Street, Baltimore, Maryland  21201
                             (410) 234-5511
 (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Principal Executive Offices and Agent for Service)


Approximate date of commencement of proposed sale to the public: After the effective date of this Registration Statement is determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                         ________________________

                     CALCULATION OF REGISTRATION FEE
=========================================================================
Title of       |             |  Proposed  |    Proposed   |
each class     |             |  maximum   |    maximum    |
of securities  |   Amount    |  offering  |   aggregate   |  Amount of
to be          |   to be     |   price    |    offering   | registration
registered     | registered  |  per unit  |     price     |    fee **
- -------------------------------------------------------------------------
Medium-Term    |             |            |               |
Notes,         |$125,000,000 |   100% *   |  $125,000,000 |   $43,104
Series D       |             |            |               |
=========================================================================
*    Inserted solely for the purpose of calculating the registration fee.

**   $100,000,000 principal amount Medium-Term Notes, Series D, are being
     carried  forward   from  Registration   No.  33-57704  for  which  a
     registration fee of $31,250 was previously paid.
                         _______________________

    Pursuant to Rule 429 under the Securities Act of 1933, the Registration Statement also serves as a post-effective amendment of the Registrant's Registration Statement on Form S-3 (Registration No. 33-57704).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=========================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


            SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED

                               July 25, 1995
         _________________________________________________________



                               $225,000,000

                    Baltimore Gas and Electric Company

                        Medium-Term Notes, Series D
             Due from 9 months to 30 years from Date of Issue
                              ______________

    Baltimore Gas and Electric Company (the "Company") intends to sell from time to time up to $225,000,000 aggregate principal amount of its unsecured Medium-Term Notes, Series D (the "Notes"). Each Note will mature from 9 months to 30 years from the date of issue as determined by mutual agreement of the initial purchasers and the Company. The Notes may be subject to optional redemption prior to their stated maturity as indicated in an accompanying supplement to this Prospectus (the "Pricing Supplement") but will not be subject to conversion, amortization or any sinking fund.

    The interest rate, or interest rate formula, for each Note will be established by the Company at the date of issuance of such Note and will be indicated in the applicable Pricing Supplement. Each interest-bearing Note will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting a Spread or multiplying by a Spread Multiplier, as indicated in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the interest rate formula for Floating Rate Notes will be the Commercial Paper Rate, the Prime Rate, the CD Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate, or the CMT Rate. Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note previously issued or which the Company has agreed to sell. Unless otherwise indicated in the applicable Pricing Supplement, the interest payment dates for Fixed Rate Notes will be each May 1 and November 1; the interest payment dates for Floating Rate Notes will be specified in the applicable Pricing Supplement. See "DESCRIPTION OF NOTES."

    The Notes will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Notes may be issued, as specified in the applicable Pricing Supplement, in definitive form or may be represented by a permanent global Note or Notes registered in the name of The Depository Trust Company, as depositary (the "Depositary"), or a nominee of the Depositary (each such Note represented by a permanent global Note being referred to herein as a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Except as described under "DESCRIPTION OF NOTES--Book-Entry Notes," owners of beneficial interests in a permanent global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof.
                        __________________________


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                   OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                    __________________________________

===========================================================================
        |   Price to    |      Agents'        |         Proceeds
        |  Public (1)   | Commission (2)(3)   |    to Company (2)(4)
- ---------------------------------------------------------------------------
Per Note|     100%      |        .125% - .750%|     99.875%-99.250%
- ---------------------------------------------------------------------------
Total   | $225,000,000  |$281,250-$1,687,500  |$224,718,750-$223,312,500
===========================================================================

(1) Unless otherwise indicated in a Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.), and Goldman, Sachs & Co. (the "Agents"), as agents, a commission ranging from .125% to .750% of the principal amount of any Note, depending on its stated maturity, sold through any such Agent. The Company also may sell Notes to any Agent at a discount for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. In the case of Notes sold directly to investors by the Company, no discount will be allowed or commission paid.

(3) The Company has agreed to indemnify the Agents against certain civil liabilities under the Securities Act of 1933.

(4) Before deduction  of expenses  payable  by  the  Company  estimated  at
    $330,000.
                            ___________________

    The Notes will be offered on a continuing basis by the Company through the Agents, each of which has agreed to use all reasonable efforts to solicit purchases of the Notes. The Company reserves the right to sell Notes directly to purchasers on its own behalf. The Company also may sell Notes to either Agent acting as principal for resale to one or more purchasers. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent may reject any offer to purchase Notes, in whole or in part. See "PLAN OF DISTRIBUTION OF NOTES."
                            ___________________

LEHMAN BROTHERS                                        GOLDMAN, SACHS & CO.

________________, 1995

                                AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at certain of its Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of the Company are listed on the New York, Chicago, Pacific and Philadelphia Stock Exchanges. Reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


              The following documents, filed by the Company with the Commission under the 1934 Act (File No. 1-1910), are incorporated in this Prospectus by reference as of their respective dates of filing and shall be deemed to be a part hereof:

              (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K").

              (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

              All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

              The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any and all of the information which has been or may be incorporated in this Prospectus by reference (not including exhibits to the information that is incorporated by reference, unless the exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be directed to Charles W. Shivery, Vice President, Baltimore Gas and Electric Company, P.O. Box 1475, Baltimore, Maryland 21203, (410) 234-5511.

                                     THE COMPANY
               The Company, incorporated under the laws of the State of Maryland on June 20, 1906, is a public utility primarily engaged in the business of producing, purchasing and selling electricity, and purchasing, transporting and selling natural gas within the State of Maryland. The Company is qualified to do business in the Commonwealth of Pennsylvania where it is participating in the ownership and operation of two electric generating plants and the District of Columbia where its federal affairs office is located. The Company also owns two-thirds of the outstanding capital stock, including one-half of the voting securities, of Safe Harbor Water Power Corporation, a hydroelectric producer on the Susquehanna River at Safe Harbor, Pennsylvania. BNG, Inc., a wholly owned subsidiary of the Company, engages in natural gas brokering. The Company is engaged in diversified businesses primarily through two wholly owned subsidiaries, Constellation Holdings, Inc. and its subsidiaries (collectively, the Constellation Companies) and BGE Home Products & Services, Inc.
          (HPS) and  its subsidiary  Maryland Environmental  Systems,  Inc.
          (MES). HPS and MES businesses include selling and servicing gas and electric appliances, kitchen remodeling, selling doors and windows, the installation and servicing of heating and air conditioning systems, and plumbing. The Constellation Companies' business activities include power generation projects, financial investments, and real estate projects (including senior living facilities).

              The executive offices of the Company are located in the Gas and Electric Building, 39 W. Lexington Street, Baltimore, Maryland 21201; its mailing address is P. O. Box 1475, Baltimore, Maryland 21203; and its telephone number is (410) 234-5000.


                                   USE OF PROCEEDS

              The net proceeds from the sale of the Notes offered hereby will be used to meet capital requirements or for other general corporate purposes relating to the Company's utility business, which may include the repayment of commercial paper borrowings incurred primarily to finance, on a temporary basis, the
          Company's utility construction, other capital expenditures and operations. The Company's average commercial paper balances and interest rate for the twelve months ended June 30, 1995 were $107,062,000 and 5.43%, respectively. To the extent that the net proceeds from the sale of the Notes are not immediately so used, they will be temporarily invested in short-term, interest-bearing obligations. For further information with respect to the Company's utility construction, other capital expenditures and operations, reference is made to the information incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the
          Reports  on   Forms  10-K  and  10-Q  that  are  incorporated  by
          reference.

                                   RATIO OF EARNINGS TO FIXED CHARGES

              The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                 Twelve Months Ended
          ________________________________________________________________

           June 30,                      December 31,
          _________   ____________________________________________________

             1995        1994      1993      1992      1991      1990
            ______      ______    ______    ______    ______    ______

             2.91        3.14      3.00      2.65      2.27      1.78



              The Ratio of Earnings to Fixed Charges for future periods will be included in the Company's Reports on Forms 10-Q and 10-K. Such Reports are incorporated by reference into this prospectus at the time they are filed.


                                DESCRIPTION OF NOTES

          General

              The Notes will be issued under an indenture between the Company and The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company), Trustee (the "Trustee"), dated as of July 1, 1985, as supplemented by the Supplemental Indentures dated as of October 1, 1987, and January 26, 1993, respectively (the "Indenture"), which are incorporated by reference as Exhibits to the Registration Statement. This Prospectus includes brief outlines of certain provisions contained in the Indenture. Such outlines do not purport to be complete and are qualified in their entirety by express reference to the Indenture for a complete statement of such provisions, including definitions of certain terms used. Certain terms used herein without definition are defined in the "GLOSSARY." The Indenture may be inspected at the offices of the Trustee, at 101 Barclay Street, New York, New York 10286.

              The Indenture provides for the issuance from time to time of additional series of indebtedness (such indebtedness together with the Notes is herein called "Debt Securities") without limit. Each series may differ as to terms, including maturity, interest rate, redemption and sinking fund provisions, covenants, and events of default. The Company has outstanding $283,550,000 aggregate principal amount of Debt Securities under the Indenture.

              The Notes constitute a single series of Debt Securities for purposes of the Indenture and are limited to an aggregate principal amount of $225,000,000. The Notes will be unsecured and will rank on a parity with all unsecured indebtedness of the Company. The terms and conditions set forth herein shall apply to each Note unless otherwise specified in the applicable Pricing Supplement and such Note.

              The Notes will be issued for a purchase price equal to 100% of the principal thereof (unless otherwise provided in a Pricing Supplement) in fully registered form in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Each Note will mature from nine months to thirty years from its date of issue, as selected by the initial purchaser(s) and agreed to by the Company. Reference is made to the relevant Pricing Supplement with respect to the Notes being offered thereby for the maturity date or dates thereof, the interest rate or rates thereon and the other terms thereof, if any.

              Notes may be issued, as indicated in the applicable Pricing Supplement, in definitive form ("Definitive Notes") or may be represented by a permanent global Note or Notes registered in the name of the Depositary or its nominee. See "Book-Entry Notes" below.

              Payments of principal and interest payable at maturity or, if applicable, upon redemption of any Definitive Note will be made in immediately available funds, at the request of the holder, at the office of _______________ (the "Paying Agent") in the Borough of Manhattan, The City of New York, provided that the
          Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. The Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars. With respect to payments of Book-Entry Notes at maturity or, if applicable, upon redemption, see "Book-Entry Notes" below.

              The Notes will not be subject to any conversion, amortization or sinking fund. The applicable Pricing Supplement will indicate either that a Note cannot be redeemed prior to its maturity date (the "Stated Maturity") or that a Note will be redeemable at the option of the Company on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium) together with accrued interest thereon payable to, but excluding, the date fixed for redemption. The Notes will be redeemable in whole or in part in increments of $1,000 (provided that if a Note is redeemed in part, any remaining principal amount of such Note shall be at least $100,000) on notice by mail given not more than 60 nor less than 30 days prior to the date fixed for redemption. The Company may elect to redeem any Note, in whole or in part, without redeeming any other Note.

              The Definitive Notes may be presented for registration of transfer or exchange at the office of the Paying Agent in the Borough of Manhattan, The City of New York, and the Paying Agent will perform certain other duties with respect to redeemable Notes. The Notes may be transferred or exchanged, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. With respect to transfers of Book-Entry Notes and exchanges of permanent global Notes representing Book-Entry Notes, see "Book-Entry Notes" below.

          Interest Rate

              General

              Each Note  will bear  interest from  its date of issue at the fixed rate per annum or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date (as defined below) and at Stated Maturity or, if applicable, upon redemption. Each payment of interest payable at Stated Maturity or, if applicable, upon redemption shall include interest accrued to, but excluding, the date of Stated Maturity or redemption. Interest will be payable generally to the person (which, in the case of Book-Entry Notes, shall be the Depositary or its nominee) in whose name a Note (or any predecessor Note) is registered at the close of business on the Record Date (as defined below) next preceding each Interest Payment Date; provided, however, that interest payable at Stated Maturity or, if applicable, upon redemption, will be payable to the person (which, in the case of Book-Entry Notes, shall be the Depositary or its nominee) to whom principal shall be payable. The first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered owner on such Record Date. Interest (other than interest payable at Stated Maturity or, if applicable, upon redemption) will be paid, at the Company's option, by check mailed to registered holders or by wire transfer to any holder of record. For additional information with respect to payments of interest on Book-Entry Notes, see "Book-Entry Notes" below. Interest rates, or interest rate formulas, will be subject to change by the Company from time to time, provided that any change in interest rates, or interest rate formulas, will not affect any Note previously issued or which the Company has agreed to sell. The interest rate on the Fixed Rate Notes and the Floating Rate Notes will in no event be higher than the maximum rate permitted by Maryland law, as the same may be modified by United States law of general application.

              Fixed Rate Notes

              The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, interest with respect to Fixed Rate Notes will be paid semi-annually each May 1 and November 1 and at Stated Maturity or, if applicable, upon redemption. If any Interest Payment Date or the Stated Maturity (or, if applicable, the date of redemption) of a Fixed Rate Note falls on a day that is not a Business Day, payment of principal, premium, if any, or interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Stated Maturity (or the date of redemption), as the case may be. The Record Dates for such Notes will be the

          April 15 and October 15 next preceding the May 1 and November 1 Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant Interest Payment Date. Interest on such Notes will be computed on the basis of a 360-day year of twelve 30-day months.

              Floating Rate Notes

              The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate formula for such Floating Rate Note. Such formula may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) the CD Rate, in which case such Note will be a CD Rate Note, (d) the Federal Funds Effective Rate, in which case such Note will be a Federal Funds Effective Rate Note, (e) LIBOR, in which case such Note will be a LIBOR Note, (f) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (g) the CMT Rate, in which such case such Note will be a CMT Rate Note or (h) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread and/or Spread Multiplier, if any, applicable to each Note. Any Floating Rate Note may also have either or both of the following:
          (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate"). In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Payment Dates, Record Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates
          with respect to such   Note.  See "GLOSSARY."

              The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement. The interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such

          Interest Reset Date or (b)if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date; provided, however, that (a) the interest rate in effect from the date of issue of a Floating Rate Note (or that of a predecessor Note) to the first Interest Reset Date with respect of such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) the interest rate in effect for the ten days immediately prior to Stated Maturity or redemption will be that in effect on the tenth day preceding the Stated Maturity or redemption date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

              The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a Prime Rate Note (the "Prime Rate Interest Determination Date"), a CD Rate Note (the "CD Rate Interest Determination Date"), a Federal Funds Effective Rate Note (the "Federal Funds Effective Interest Determination Date"), a LIBOR Note (the "LIBOR Interest Determination Date") or a CMT Rate Note ( the "CMT Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such action may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

              Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily or weekly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at Stated Maturity and, if applicable, upon redemption. If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. Unless otherwise indicated in the applicable Pricing Supplement, the Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day.

              Unless otherwise indicated in the applicable Pricing Supplement, the interest payable on each Interest Payment Date for a Floating Rate Note will be the amount of interest accrued to, but excluding, the Interest Payment Date; provided, however, that in the case of a Floating Rate Note the interest on which resets daily or weekly, interest payable on any Interest Payment Date, other than the interest payable on any date on which principal on any such Note is payable, will include interest accrued to and including the Record Date next preceding such Interest Payment Date unless otherwise indicated in the applicable Pricing Supplement.

              The  accrued   interest  for  any  period  is  calculated  by
          multiplying the  face amount  of such  Floating Rate  Note by  an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, CD Rate Notes, Federal Funds Effective Rate Notes or LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes.

              Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation of Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or
          .09876544) being  rounded to  9.87654% (or  .0987654)),  and  all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

              Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

              Commercial Paper Rate Notes

              Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Commercial Paper Rate Note and in the applicable Pricing Supplement.

              Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper." If such rate was neither published in H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean for the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the immediately preceding interest reset period.

              "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

                                                      D X 360
                          Money Market Yield = ___________________   X 100

                                                   360 - (D X M)

          where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

              Prime Rate Notes

              Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Prime Rate Note and in the applicable Pricing Supplement.

              Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appear on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for the Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the immediately preceding interest reset period.

              CD Rate Notes

              Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable Pricing Supplement.

              Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate was neither published in H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the immediately preceding interest reset period.

              Federal Fund Effective Rate Notes

              Each Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

              Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published prior to 11:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Effective Interest Determination Date, then the Federal Funds Effective Rate will be the rate on such Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate was neither published in H.15(519) by 11:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates, as of 11:00 A.M., New York City time, on that Federal Funds Effective Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transaction in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect the immediately preceding interest reset period.

          LIBOR Notes

              Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

              Unless  otherwise   indicated  in   the  applicable   Pricing
          Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

                  (a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either (i) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Business Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page, or (ii) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable Pricing Supplement, LIBOR will be determined as if Telerate Page 3750 had been specified. In the case where
               (i) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (ii) above applies, if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

                  (b) With respect to a LIBOR Interest Determination Date on which this provision applies, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation
               Agent commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount not less than $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the immediately preceding interest reset period.

              Treasury Rate Notes

              Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

               Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are neither published in H.15(519) by 9:00 A.M., New York City time, on such Calculation Date, nor otherwise published or reported as provided above by 3:00 P.M., New York City time, on such date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the rate of interest in effect for the period will be the same as the rate of interest in effect for the immediately preceding interest reset period.

               CMT Rate Notes

               Each CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on the face of such CMT Rate Note and in the applicable Pricing Supplement.

              Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities.. Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the Index Maturity designated in the applicable Pricing Supplement for (i) if the Designated CMT Telerate Page is 7055, the rate for the applicable CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Interest Determination Date occurs. If no page is specified in the applicable pricing supplement and on the face of such CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Index Maturity designated in the applicable Pricing Supplement as published in the relevant H.15 (519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Index Maturity designated in the applicable Pricing Supplement (or other United States Treasury rate for such Index Maturity for that CMT Interest Determination Date with respect to such Interest Reset
          Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related
          Calculation Date, then the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on that CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Index Maturity designated in the applicable Pricing Supplement and a remaining term to maturity of not less than such Index

          Maturity minus one year. If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the Index Maturity designated in the applicable Pricing Supplement, the quotes for the Treasury Note with the shorter remaining term to maturity will be used. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on that CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity designated in the applicable Pricing Supplement and a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the immediately preceding interest reset period.

          Book-Entry Notes

              Upon issuance, all Book-Entry Notes of like tenor and having the same date of issue will be represented by a single permanent global Note. Each permanent global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Book-Entry Notes will not be exchangeable for Definitive Notes at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary.

              DTC has advised the Company and the Agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of
          1934.       DTC   holds    securities   that   its   participants
          ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct
          Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

              Purchases of Book-Entry Notes under the DTC system must be made by or through Direct Participants. Upon the issuance by the Company of Book-Entry Notes represented by a permanent global Note, the Depositary will credit, on its book-entry system, the respective principal amounts of the Book-Entry Notes represented by such permanent global Note to the accounts of Participants. The accounts to be credited shall be designated by the Agents or underwriters of such Book-Entry Notes, by certain other agents of the Company or by the Company if such Book-Entry Notes are offered and sold directly by the Company. The ownership interest of each actual purchaser of each Note (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as set forth below. To facilitate subsequent transfers, all Notes deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Book-Entry Notes represented by a permanent global Note.

              So long as the Depositary for a permanent global Note, or its nominee, is the registered owner of such permanent global Nore, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such permanent global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes will not be entitled to have Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Notes and will not be considered the owners or holders thereof under the Indenture unless and until it is exchanged in whole or in part for Definitive Notes. A permanent global Note may not be transferred except as a whole by the Depositary for such permanent global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

              The Company  expects that  conveyance of  notices  and  other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangement among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede & Co. will consent or vote with respect to Notes. The Company has been advised that DTC's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

              Payments of principal of and interest, if any, on the Book-Entry Notes represented by a permanent global Note registered in the name of the Depositary or its nominee will be made by the Company through the Paying Agent to the Depositary or its nominee, as the case may be, as the registered owner of such permanent global Note. Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a permanent global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

              The Company has been advised that DTC will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in any permanent global Note as shown on the records of DTC. The Company has been advised that DTC's practice is to credit Direct Participants' accounts on the applicable payment date unless DTC has reason to believe that it will not receive payment on such date. The Company expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

              If the Depositary with respect to any permanent global Note is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Definitive Notes in exchange for the Book-Entry Notes represented by such permanent global Note. In addition, the Company may at any time and in its sole discretion determine not to use the Depositary's book-entry system, and, in such event, will issue Definitive Notes in exchange for the Book-Entry Notes represented by such permanent global Note.

          Defaults and Waiver Thereof

              The Indenture provides that the happening of one or more of the following events shall constitute an Event of Default with respect to the Notes: (i) default for 30 days in the payment of any installment of interest on the Notes; (ii) default in the payment, when due at maturity or otherwise, of the principal of (or premium, if any, on) the Notes; (iii) default, for 60 days after appropriate written notice, in the observance or performance of any other of the covenants or agreements of the Company contained in the Notes or contained in the Indenture for the benefit of the Notes; and (iv) certain events of insolvency. In case an Event of Default shall have occurred and be continuing with respect to the Notes, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes which are then outstanding may declare the principal of the Notes to be due and payable immediately, but such declaration may be annulled, and certain past defaults waived, by the holders of not less than a majority in aggregate principal amount of the Notes, upon the conditions provided in the Indenture.

              The Indenture provides that the Trustee shall, within ninety days after the occurrence of a default with respect to the Notes, give to the holders of the Notes notice of all uncured defaults known to it (the term "default" being defined to include the events specified above without grace periods or notice); provided that, except in the case of default in the payment of principal (or premium, if any) or interest, if any, in respect of the Notes, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers or both, of the Trustee, in good faith determines that the withholding of such notice is in the interest of such holders. The Company will be required to furnish to the Trustee annually an officers' certificate to the effect that the Company is not in default under any provisions of the Indenture.

              Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification, the holders of a majority in principal amount of the Notes then outstanding under the Indenture will have the right to direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to the Notes.

          Modification of the Indenture

              The Indenture provides that, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series to be affected (including the Notes) which are then outstanding under the Indenture (voting as one class), modifications and alterations of the Indenture may be made which affect the rights of the holders of the Debt
          Securities of each such series, but no such modification or alteration may be made which, among other things, would (i) extend the fixed maturity of any Debt Security (including any Note) or reduce the principal amount thereof or reduce the rate or change the method of establishing the rate or extend the time or payment of any interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the above-stated percentage of holders required to modify or alter the Indenture, without the consent of all holders of the Debt Securities (including the Notes) then outstanding under the Indenture to be affected thereby. The Indenture also permits the Company and the Trustee to enter into supplemental indentures without the consent of the holders of Debt Securities of any series (including the Notes) for certain purposes specified in the Indenture, including the making of such other provisions in regard to matters arising under the Indenture which shall not adversely affect the interest of the holders of such Debt Securities.

          Consolidations, Mergers and Sales of Assets

              The Indenture provides that the Company may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets as an entirety to any other corporation, unless (i) either the Company shall be the continuing corporation or the successor corporation shall expressly assume the payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities (including the Notes) and the performance and observance of all of the covenants and conditions of the Indenture binding upon the Company, and
          (ii) the Company or such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in performance of any such covenant or condition.

              The Indenture does not contain any covenant or other provision that specifically is intended to afford holders of the Notes special protection in the event of a highly leveraged transaction.


                            PLAN OF DISTRIBUTION OF NOTES

              Under the terms of an Agency Agreement, to be executed between the Company and each Agent (the "Agency Agreement"), the Notes will be offered on a continuing basis by the Company through the Agents, each of which has agreed to use all reasonable efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of each Note, depending on its maturity, sold through such Agent. The Company has reserved the right to appoint other agents from time to time, which will be named in the appropriate Pricing Supplement. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part.

              The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker/dealer (acting as principal for purposes of resale) at a fixed price or at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent.

              The Notes may also be sold by the Company directly to purchasers.

              Payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

              The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

              The Agents will not be obligated to make a market in the Notes. The Company cannot predict the activity of trading in, or liquidity of, the Notes.

              Each of the Agents in the past has performed, and in the future may perform, various services for the Company in the ordinary course of business.


                                   LEGAL OPINIONS

              Certain legal matters in connection with the Notes will be passed upon for the Company by David A. Brune, Esq., General Counsel or Susan Wolf, Esq., Associate General Counsel of the Company, and for the Agents by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, N.Y. Cahill Gordon & Reindel will rely upon the opinion of Mr. Brune or Miss Wolf as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.


                                       EXPERTS

              The   consolidated   balance   sheets   and   statements   of
          capitalization as of December 31, 1994 and 1993 and the consolidated statements of income, cash flows, common shareholders' equity and taxes for each of the three years in the period ended December 31, 1994, and the consolidated financial statements schedules listed in Item 14 (a)(1) and (2) of the 1994 Form 10-K incorporated by reference in this Prospectus from the 1994 Form 10-K have been incorporated herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing. Such report includes an explanatory paragraph related to the recoverability of replacement energy costs.

                                      GLOSSARY

              Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus.

              "Business Day" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in Baltimore, Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

              "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes.
          Unless otherwise provided in a Pricing Supplement, the Calculation Agent will be _____________.

              "Calculation Date" means the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note, which is the applicable date set forth below, unless otherwise indicated in the applicable Pricing Supplement:

                  Prime Rate  - Tenth  day after  the  related  Prime  Rate
               Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

                  CD Rate  - Tenth  day after  the related CD Rate Interest
               Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

                  CMT Rate  - Tenth  day after  the  related  CMT  Interest
               Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

                  Commercial Paper  Rate -  Tenth  day  after  the  related
               Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

                  LIBOR - The LIBOR Interest Determination Date.

                  Treasury Rate  - Tenth  day after  the  related  Treasury
               Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

                  Federal Funds  Effective  Rate  -  Tenth  day  after  the
               related Federal Funds Effective Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day.

              "CD Rate" means the rate calculated as set forth under the heading "Description of Notes - Floating Rate Notes - CD Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

              "CMT Rate"   means the rate calculated as set forth under the
          heading "Description  of Notes  - Floating  Rate Notes - CMT Rate

          Notes," unless otherwise indicated in the applicable pricing supplement.

              "Commercial Paper Rate" means the rate calculated as set forth under the heading "Description of Notes - Floating Rate Notes - Commercial Paper Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

              "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by The Federal Reserve Bank of New York.

              "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement and on the face of such CMT Rate Note (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

              "Federal Funds Effective Rate" means the rate calculated as set forth under the heading "Description of Notes - Floating Rate Notes - Federal Funds Effective Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

              "Fixed Rate Note" shall have the meaning set forth under the heading "Description of Notes - Interest."

              "Floating Rate Notes" shall have the meaning set forth under the heading "Description of Notes - Interest."

              "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

              "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument of obligation on which the interest rate formula is based, as indicated in the applicable Pricing Supplement.

              "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its date of issue (or that of a predecessor Note) to the first Interest Reset Date, as indicated in the applicable Pricing Supplement.

              "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). See the third paragraph under the heading "Description of Notes - Floating Rate Notes" for the Interest Determination Dates for Floating Rate Notes. The Interest Determination Dates for any Floating Rate Note will also be indicated in the applicable Pricing Supplement.

              "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. See the second paragraph under the heading "Description of Notes - Floating Rate Notes" for the applicable Interest Reset Dates for such Notes. The Interest Reset Dates with respect to any Floating Rate Note will also be set forth in the applicable Pricing Supplement and in such Note.

              "LIBOR" means the rate calculated as set forth under the heading "Description of Notes - Floating Rate Notes - LIBOR Notes," unless otherwise indicated in the applicable Pricing Supplement.

              "Prime Rate" means the rate calculated as set forth under the heading "Description of Notes - Floating Rate Notes - Prime Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

              "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

              "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

              "Spread"   means the  number of basis points specified in the
          applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

              "Spread Multiplier"   means  the percentage  specified in the
          applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

              "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

              "Treasury Rate" means the interest rate calculated as set forth under the heading "Description of Notes - Floating Rate Notes - Treasury Rate Notes," unless otherwise indicated in the applicable Pricing Supplement.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS INCLUDING ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                 ______________________________

                        TABLE OF CONTENTS

                                             Page

                  Available Information...... 2

                  Incorporation of Certain
                  Documents by Reference..... 2

                  The Company................ 3

                  Use of Proceeds............ 3

                  Ratio of Earnings
                     to Fixed Charges........ 4

                  Description of Notes....... 4

                  Plan of Distribution
                     of Notes................20

                  Legal Opinions.............21

                  Experts....................21

                  Glossary...................22


                          $225,000,000

                    [Company logo goes here]

                        Medium-Term Notes

                            Series D

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 14.  Other Expenses of Issuance and Distribution.
            Securities and Exchange Commission Registration Fee.. $ 74,354
            Services of Independent Accountants..................   40,000*
            Trustee Fees and Expenses............................   15,000*
            Legal Fees and Expenses..............................   30,000*
            Debt Securities Rating Fees..........................  140,000*
            Printing and Delivery Expenses.......................   15,000*
            Miscellaneous Expenses...............................   15,646*

            Total................................................$ 330,000*

               ______________
                  * Estimated

          Item 15.  Indemnification of Directors and Officers.

               The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

               By a  Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal action or proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

               A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

               The indemnification and advancement of expenses provided or authorized by this statute may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

               A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

               Article V of the Company's Charter reads as follows:

                    "A director  or officer of the corporation shall not be
               personally liable to the corporation or its stockholders for monetary damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. It is the intent of this Article that the liability of directors and officers shall be limited to the fullest extent permitted by the

               Maryland General Corporation Law, as amended from time to time.

               Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification."

               Article IV of the Company's By-Laws reads as follows:

                    "Each person  made or  threatened to be made a party to
               an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or, at its request, is or was a director or officer of another corporation, shall be indemnified by the Company (to the extent indemnification is not otherwise provided by insurance) against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, but in each case only if and to the extent permissible under applicable common or statutory law, state or federal. The foregoing indemnity shall not be inclusive of other rights to which such person may be entitled."

               The Directors and officers of the Registrant are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Registrant.

               Also, see indemnification provisions in the Form of Agency Agreement and the Standard Purchase Provisions, both included in
          Exhibit 1(a) to this Registration Statement.

          Item 16.  Exhibits.

               Reference is made to the Exhibit Index filed as a part of this Registration Statement.

          Item 17.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To  reflect in  the prospectus  any facts  or
                    events  arising   after  the   effective  date  of  the
                    Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To  include any  material  information  with
                    respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided,  however,   that  paragraphs   (a)(1)(i)  and
               (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration

          Statement relating  to the   securities  offered therein, and the
          offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Baltimore Gas and Electric Company, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 25th day of July, 1995.

                              BALTIMORE GAS AND ELECTRIC COMPANY
                              (Registrant)

                              By:      /s/ C. W. Shivery
                                 C. W. Shivery, Vice President

     Pursuant to  the requirements of the Securities Act of 1933,
this  Registration   Statement  has  been  signed  below  by  the
following persons in the capacities and on the dates indicated.

  Signature                  Title               Date
  ---------                  -----               ----

Principal executive
officer and director:

   *C. H. Poindexter       Chairman of the      July 25, 1995
                           Board and Director


Principal financial and
accounting officer:

 /s/ C. W. Shivery         Vice President       July 25, 1995
   C. W. Shivery



Directors:

     * H. Furlong Baldwin
     * J. Owen Cole
     * Dan A. Colussy
     * Edward A. Crooke
     * James R. Curtiss    Directors            July 25, 1995
     * Jerome W. Geckle
     * Martin L. Grass
     * Freeman A. Hrabowski III
     * Nancy Lampton
     * George V. McGowan
     * George L. Russell, Jr.
     * Michael D. Sullivan


*By:       /s/ C. W. Shivery
      C. W. Shivery,  Attorney-in-Fact

                          EXHIBIT INDEX

Exhibit
Number

1(a)             -  Form   of    Agency   Agreement,    including
                    Administrative  Procedures;   and   Form   of
                    Purchase   Agreement,    including   Standard
                    Purchase Provisions.

1(b)             -  Form of Agreement to Maintain Agency.

1(c)             -  Form of Authentication Agency Agreement.

1(d)             -  Form   of    Interest   Calculation    Agency
                    Agreement.

1(e)*            -  Form of Letter of Representations (Designated
                    as Exhibit  1(e) to Form S-3 Registration No.
                    33-57704).

4(a)*            -  Indenture dated  as of  July 1,  1985 between
                    the  Company   and  The   Bank  of  New  York
                    (successor  to  Mercantile-Safe  Deposit  and
                    Trust  Company),   Trustee   (Designated   as
                    Exhibit 4(a) in File No. 2-98443 Registration
                    Statement).

4(b)*            -  Supplemental Indenture dated as of October 1,
                    1987 between  the Company and The Bank of New
                    York (successor to Mercantile-Safe Deposit and Trust Company), Trustee (Designated as
                    Exhibit 4(b)  in Form  8-K dated November 13,
                    1987, File No. 1-1910).

4(c)*            -  Supplemental Indenture  dated as  of  January
                    26, 1993  between the Company and The Bank of
                    New  York   (successor   to   Mercantile-Safe
                    Deposit   and    Trust   Company),    Trustee
                    (Designated as Exhibit 4(c) in Form 8-K dated
                    January 29, 1993, File No. 1-1910).

4(d)             -  Form of  Medium-Term Note,  Series  D  (Fixed
                    Rate).

4(e)             -  Form of  Medium-Term Note, Series D (Floating
                    Rate).

5                -  Opinion  of   Susan  Wolf,   Esq.,  Associate
                    General Counsel of the Company.

12               -  Computation of  Ratio of  Earnings  to  Fixed
                    Charges.

23(a)            -  Consent  of   Susan  Wolf,   Esq.,
                    Associate General Counsel  of the  Company (included in
                    Exhibit 5).


23(b)            -  Consent of  Coopers  &  Lybrand,  Independent
                    Certified Public Accountants.

24               -  Power of Attorney.

25               -  Statement of  Eligibility  and  Qualification
                    under the  Trust Indenture  Act of 1939 (Form
                    T-1) of  The Bank  of New  York (successor to
                    Mercantile-Safe Deposit  and Trust  Company),
                    Trustee.

99*              -  Corporations   and    Associations   Article,
                    Section  2-418   of  the  Annotated  Code  of
                    Maryland (Designated  as Exhibit 28(b) to the
                    Annual Report on Form 10-K for the year ended
                    December 31, 1987, File No. 1-1910).

__________________

   * Incorporated by reference.